UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Worldwide Transportation Inc.
(Exact name of registrant as specified in its charter)

Nevada	____	None
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
100 Zengcha Rd., Baiyun District
Guangzhou, Guangdong Province, China
(Address of principal executive offices)

(8620) 8179-1750
 (Issuer’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Send Copies to:
R. Chris Cottone
Greentree Financial Group, Inc.
7951 Southwest Sixth Street, Suite 216
Plantation, Florida 33324
Phone: 954-424-2345
Fax: 954-424-2230
E-mail: chriscottone@gtfinancial.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer         
Accelerated Filer                    
Non-Accelerated Filer            (Do not check if a smaller reporting company)
Smaller reporting Company   x

Company Overview

As used herein the terms "We", the "Company", “Worldwide", the "Registrant," or the "Issuer" refers to Worldwide Transportation Inc., its subsidiary and predecessors, unless indicated otherwise. We were incorporated on October 6, 2009 in the State of Nevada as Worldwide Transportation Inc. and were organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

On October 22, 2009, we entered a Plan of Exchange (the “Agreement”) between the Company and Guanzhou Zhe Lian Transportaion Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Zhe Lian”). Pursuant to the Plan of Exchange, the Company desired to acquire Zhe Lian and the shareholders of Zhe Lian (the “Zhe Lian Shareholdrs”) desired that Zhe Lian be acquired by the Company. Accordingly, we acquired 100% of the capital stock of Zhe Lian in exchange for an issuance by the Company of 80,000,000 new shares of Common Stock of the Company to Zhe Lian. The above issuance gave Zhe Lian a “controlling interest” in the Company representing 100% of the issued and outstanding shares of Common Stock. The transaction immediately closed upon the approval and adoption by the Board of Directors of the Company and Zhe Lian, respectively. The parties intended that the transactions qualified and met the Internal Revenue Code requirements for a tax free reorganization, in which there was no corporate gain or loss recognized by the parties, with reference to Internal Revenue code (IRC) sections 354 and 368.

The Exchange has been accounted for as reverse acquisition and recapitalization of the Company and Zhe Lian whereby Zhe Lian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer) under the Exchange. The Company and Zhe Lian were hereby reorganized, such that the Company acquired 100% the capital stock of Zhe Lian, and Zhe Lian became a wholly-owned subsidiary of Worldwide. The Company and Zhe Lian, its wholly-owned subsidiary, are hereinafter referred to as (the "Company").

Since the reverse merger was consummated, we have continued operation conducted through Zhe Lian, which was incorporated in 1998 and consists of a registered capital of US $202,899. We are located in 100 Zengcha Road., Baiyun District, Guangzhou, Guangdong Province, China, and primarily engaged in the business of warehousing and transportation services. We specialize as highway, rail transportation, storage service and warehouse leasing. Our customers include national transport enterprises throughout China.

Business of Issuer

We are a full-service warehousing, transportation, and logistical center located in Guangzhou, China. We provide a full range of services designed to provide cost effective solutions for our customers. Our experienced staff has the expertise to provide a high level of service for customers of all sizes and requirements. We create tailored warehousing and transportation solutions designed to meet our customer's business strategy and long-term requirements. Our customers range from local companies to international organizations.

Business Concept

Worldwide engages in the warehousing business. The goal is to satisfy customers’ needs and requirements while utilizing space, equipment, and labor effectively. We try to:

²	Build cross organizational teams with representation from each department to ensure we address all our needs, processes and issues in performance

²	Leverage the power of our automation by improving the data integrity and integrating the team, thus enhancing our performance by gathering and disseminating our strategy throughout the workforce

²	Continue to improve current management processes and implement new performance measurement systems

²	Enhance the effectiveness of the entire organization by utilizing questionnaires as a feedback mechanism

Main Operation

Our business process involves three groups, Order Entry, Accounts Receivable and Inventory. Order entry (often part of customer service) takes customer orders and enters them into the system. The accuracy of the order-entry provides direct effect on how the warehouse handles and processes customer orders. The accounts receivable process collects payments due to goods shipped to customers. The inventory process levels and replenishes stock and is handled by our storage division.

Target Market

With our target market located in Guangdong Province in China, we can reach many manufacturers and traders, located in the same province. Our goal is to lead the domestic market in the production of quality logistic solutions by strategically using our resources, developing and implementing our automatic systems, and training for the 21st century technologies. Our personnel, products and services are evaluated by the ISO standards. Our ability to understand, predict, and present opportunities to meet our client’s needs, will provide us with a leadership advantage.

Distribution of Products

Logistics, which includes transportation and warehousing, is a system which controls raw materials, manufactured goods, finished goods and information, and the physical movement from supply through the transfer and possession of different kinds of intermediate links to the final consumers.

Competitive Business Conditions

Our demand is driven by domestic manufacturing output and levels of international trade. The profitability of individual companies depends on efficient operations, extensive relationships within the networks, and industry expertise. Large companies have advantages in account relationships and access to advanced logistics technologies. Small operations can compete effectively by serving a local market, specializing in cargo transfer with specific districts, and facilitating the transport and storage of unusual goods.

Thus, we utilize the following strategies to maintain our market share:

*	Know the Company’s competition;

*	Monitor the competition’s services and products;

*	Out maneuver the competition by providing better quality service;

*	Be flexible;

*	Build loyalty between Worldwide and the clients; and

*	Nurture the continual interaction with clients regarding quality, service, immediate needs and future expectations.

Source and Availability of Raw Materials

The Company provides transportation services for customers, thus no raw materials are needed.

Dependence on One or a Few Customers

We are dependent on major customers. Our top customers accounted for approximately 68% of total revenue for the nine months ended September 30, 2010. The loss of any of these customers could have a material adverse effect on our revenue and could also adversely affect our liquidity and cash flow from operating activities. Because of our dependence on major customers, we strive to keep customers satisfied and thus build loyalty.

Name of the Customer	Percentage of Sales	Revenues
Shuang Ding Logistic	23%	$37,460
Zhong Xiang Logistic	17%	$26,443
Ying Wan Transportation	15%	$23,798
Ba Ling Transportation	13%	$20,713
Total	68%	$108,415

Patents, Trademarks, Royalties, Etc.

There are no patents, trademarks, or royalties for the Company.

Government Approvals

We do not depend on government approval for our principal services.

Existing or Probable Governmental Regulations

The Company’s current operations comply with government regulations and accept government supervision. The cost of operations is an accepted part of our expenses, and we do not expect that the expense will cause any hardships on our Company.  There is a cost burden but compliance is a main concern.

Research and Development Expenses for the last two years

Over the last two years, we had no expenses incurred due to research and development.

Cost and effects of compliance with environmental laws (federal, state and local)

The Company does not incur any expenses due to compliance with environmental laws.

Number of Employees

We currently have fifteen full time employees.

Periodic Reports and Available Information

We are filing this registration statement on a voluntary basis under Section 12(g) of the Securities Exchange Act of 1934. The effectiveness of this registration statement subjects us to the periodic reporting requirements imposed by Section 13(a) of the Securities Exchange Act.

We will electronically file with the Commission the following periodic reports:

           •           Annual reports on Form 10-K;
           •           Quarterly reports on Form 10-Q;
           •           Periodic reports on Form 8-K;
           •           Annual proxy statements to be sent to our shareholders with the notices of our annual shareholders' meetings.

In addition to the above reports to be filed with the Commission, we will prepare and send to our shareholders an annual report that will include audited financial statements.

The public may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission.

Item 1A. Risk Factors

An investment in our common equity is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

If our services do not achieve widespread commercial acceptance, our business will suffer.

        Many companies coordinate the procurement and management of their logistics needs with their own employees using a combination of telephone, facsimile, e-mail and the Internet. Growth in the demand for our services depends on the adoption of our technology enabled transportation and logistics services. We may not be able to persuade prospective clients to change their traditional transportation management processes. Our business could suffer if our services are not accepted by the market.

High fuel prices may increase carrier prices and volatility in fuel prices may make it more difficult to pass through this cost to our clients, which may impair our operating results.

        Fuel prices recently reached historically high levels and continue to be volatile and difficult to predict. In the event fuel prices rise, carriers can be expected to charge higher prices to cover higher operating expenses, and our gross profits and income from operations may decrease if we are unable to continue to pass through to our clients the full amount of these higher costs. Higher fuel costs could also cause material shifts in the percentage of our revenue by transportation mode, as our clients may elect to utilize alternative transportation modes, such as inter-modal. In addition, increased volatility in fuel prices may affect our gross profits and income from operations if we are not able to pass through to our clients any higher costs associated with such volatility. Any material shifts to transportation modes with respect to which we realize lower gross profit margins could impair our operating results.

If we cannot maintain adequate levels of utilization in our warehouses, our results of operations may be adversely effected.

        To support some of the logistics and ancillary services that we provide to our customers, we have entered into long-term commitments for certain of our warehouse and distribution facilities. These leases generally have terms longer than our related customer contracts. We must pay rent under these leases even if our customers decide not to renew or otherwise terminate their agreements with us. If some of our customers terminate their relationship with us and we are unable to obtain new customers to fill the excess warehouse capacity created by the loss of the former customers' business, our results of operations could be adversely affected.

If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

        We compete for customers based in part on the flexibility and sophistication of our information technology systems. The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders with us or cause us to lose freight, orders or customers. If our information technology systems are unable to handle additional volume as our business and scope of services grow, our service levels and operating efficiency will likely decline. In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from us. If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business may be adversely affected.

        Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure that have experienced significant system failures and electrical outages in the past. Our systems are also susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Although we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could disrupt or damage our information technology systems and adversely affect our internal operations, our ability to provide services to our customers and the ability of our customers to access our information technology systems.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.

We currently have insufficient capital to meet our development plans for our expanding services, and require an inflow of additional capital or financing.  We expect to engage in future financings over the next several years in which we anticipate efforts to raise additional capital.  There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities.  To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible.  If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

If we lose the services of a number of key employees, their business could suffer.

Our success is highly dependent upon the continued services of Wanwen Su, who is President and CEO. We do not have a written employment agreement with Ms. Su. There can be no assurances that we would be able to replace this executive in the event her services become unavailable. Worldwide does not have any key-man life insurance on any of their employees.

Material Disruptions At Our Facilities Could Negatively Impact Our Financial Results.

We operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities. A material disruption at one of our facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

*unscheduled maintenance outages;

*prolonged power failures;

*an equipment failure;

*a chemical spill or release;

*explosion of a boiler;

*the effect of a drought or reduced rainfall on its water supply;

*labor difficulties;

*disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

*fires, floods, earthquakes, hurricanes or other catastrophes;

*terrorism or threats of terrorism;

*domestic and international laws and regulations applicable to our Company and our business partners, including joint venture partners, around the world; and

*other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our services and/or require us to make unplanned capital expenditures. If one of these facilities were to incur significant downtime, our ability to satisfy customer requirements could be impaired, resulting in lower sales and having a negative effect on our financial results.

We Have Been Dependent on Certain Customers

Our top customers account for approximately 68% of sales for the nine months ended September 30, 2010. The loss of these customers could have a material adverse effect on sales and, depending on the significance of the loss, our results of operations, financial condition or cash flows.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly their business plan may not succeed.

The discussion of the business incorporates management’s current best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect opportunities and potential for success. Competitive and economic forces on marketing, distribution and pricing of products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

Our President controls a significant portion of our common stock; therefore you may have no effective voice in our management.

Our President, Ms. Wanwen Su, beneficially owns approximately 60.31% of our common stock. Accordingly, our President will be able to exercise significant influence over all matters requiring stockholder approval. If you purchase shares of our common stock, you may have no effective voice in our management.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control and may prevent our stockholders from reselling our common stock at a profit.

The securities markets have experienced significant price and volume fluctuations in the past. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

There is no trading market for our shares of common stock and you may be unable to sell your shares.

There has never been a public trading market in our common stock and no such trading market is expected to develop in the immediate future.  We are relying on certain exemptions from registration under the Securities Act of 1933, which will result in certain restrictions on the resale of our shares.  We are not obligated to repurchase any shares at the request of any holder thereof.  Further, we are not obligated to register our common stock under the Securities Act of 1933 or to otherwise contact market makers to create and maintain a market in our shares.  Our common stock is not a suitable investment for investors who require liquidity.  There can be no assurance that a significant public market for our securities will develop or be sustained following this offering.  Thus, there is a risk that you may never be able to sell your shares.

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

We do not intend to pay any dividend for the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings, financial requirements and other factors to be determined by our board of directors. We anticipate any earnings that may be generated from operations will be used to finance growth and that cash dividends will not be paid to shareholders.

We may need to issue more stock, which could dilute your stock.

If we do not have enough capital to meet future capital requirements, they may need to conduct additional capital-raising in order to continue operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to shareholders and/or increased debt service commitments. Accordingly, if we issue additional stock, it could reduce the value of your stock.

Adverse changes in economic policies of the People’s Republic of China (“PRC”) government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our services and materially adversely affect its business.

All of our assets are located in and all of its revenue is sourced from the PRC. Accordingly, our business, financial condition, results of operations and prospects will be influenced to a significant degree by political, economic and social conditions in the PRC generally and by continued economic growth in the PRC as a whole.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in the PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decade, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to it.

Declining economic conditions could negatively impact our business

Our operations are affected by local, national and our economic conditions. Markets in the United States and elsewhere have been experiencing extreme volatility and disruption for more than 12 months, due in part to the financial stresses affecting the liquidity of the banking system and the financial markets generally. In 2008 and 2009, this volatility and disruption reached unprecedented levels. The consequences of a potential or prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. While the ultimate outcome and impact of the current economic conditions cannot be predicted, a lower level of economic activity might result in a decline in energy consumption, which may adversely affect the price of oil, liquidity and future growth. Instability in the financial markets, as a result of recession or otherwise, also may affect the cost of capital and our ability to raise capital.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of our monies, our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

If shareholders sought to sue our officers or directors, it may be difficult to obtain jurisdiction over the parties and access to the assets located in the PR C.

Because our officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against such officers and directors by shareholders in the United States. It also is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws. Furthermore, because substantially all of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against then in U.S. court.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We would prefer to register our securities using an S-1 Registration Statement under The Securities Act of 1933, but given the relative size of our company and the regulation of shares, we believe registration on Form 10 pursuant to Section 12(g) of The Securities Exchange Act of 1934 is more appropriate to the development of our business objectives.

We are a full-service warehousing, transportation, and logistical center located in Guangzhou, China, our target market. We provide a full range of services designed to provide cost effective solutions for our clients. We create tailored warehousing and transportation solutions designed to meet our customer's business strategy and long-term requirements. Our customers range from local companies to international organizations.

Results of Operations for the three and nine months ended September 30, 2010 and 2009

Revenues

Our revenues were $49,642 and $159,717 for the three and nine months ended September 30, 2010, respectively, increasing by $28,061 and $96,922, compared to revenues of $21,581 and $62,795 for the same periods ended September 30, 2009, respectively. We generated our revenues from logistics services, including transportation and sub-leasing the warehouse. The increase in sales in 2010 was due to the recovery from global financial crisis, which had significant impact on our revenues in 2009.

Expenses

Operating expenses for the three and nine months ended September 30, 2010 were $20,580 and $219,511, respectively, increasing by $1,973 and $173,244, compared to the operating expenses of $18,607 and $46,267 for the three and nine months ended September 30, 2009, respectively. The increase in expenses during the nine months ended September 30, 2010 was primarily attributable to the non-cash consulting expenses of $175,000 as a result of the issuance of 5,800,000 shares of common stock for services in connection with general management consulting and advisory services including, but not limited to, the following:

-	Advise on matters relating to the structure, management, and operation of the Company and its subsidiaries;
-	The preparation and implementation of a new business plan (namely logistic services) and a future growth strategy;
-	Advise on procedures, regulations, and compliance of a public listed company;
-	Assistance with preparation of applicable filings with the SEC;
-	Assistance with preparation of financial statements;
-	EDGAR services

The shares were valued at $.05 per share, which was based on the specific terms of the applicable consulting agreements, and booked pro rata due to the service periods.

We expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once we file a registration statement to become a reporting company.

Any change in our revenues or operating expenses would have a material effect on our net income (loss). We anticipate that our net profit or loss, and operating profit or loss, will begin to vary widely from time to time once we expand our operations. The expansion would cause a growth in both our revenues and operating expenses because we would purchase more supplies and equipments to support such expansion. Simultaneously, we may be able to achieve economies of scale, thereby increasing our revenues at a higher growth rate than our expenses.  However, a decline in economic conditions or consumer spending could create a decline in revenues, which would also cause our net profit or loss to vary widely from time to time.  While a declining economic trend is possible, we cannot certainly estimate the extent of the impact such decline may have.

Income Taxes

We had income taxes of $1,830 and $4,225 for the three and nine months ended September 30, 2010, compared to income taxes of $571 and $1,661 for the same periods ended September 30, 2009, respectively. The income taxes were due to the income generated from Zhe Lian. Effective from January 1, 2008, we were subject to the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), pursuant to which the income tax was imposed on 10% of sales revenue at a unified income tax rate of 25%, regardless net income (loss).

No provision for deferred tax assets or liabilities has been made, since the Company has no material temporary difference between the tax bases of assets and liabilities and their carrying amounts.

Income/Losses

We had net income of $2,867 for the three months ended September 30, 2010, and net loss of $136,734 for the nine months ended September 30, 2010. Comparatively, we had net losses of $21,752 and $57,583 for the three and nine months ended September 30, 2009, respectively. The increase in net loss during the nine months ended September 30, 2010 was due primarily to the increase in selling general and administrative expenses, resulting from the non-cash consulting expenses of $175,000 as a result of the issuance of 5,800,000 shares of common stock for services in connection with general management consulting and advisory services including, but not limited to, the following:

-	Advise on matters relating to the structure, management, and operation of the Company and its subsidiaries;
-	The preparation and implementation of a new business plan (namely logistic services) and a future growth strategy;
-	Advise on procedures, regulations, and compliance of a public listed company;
-	Assistance with preparation of applicable filings with the SEC;
-	Assistance with preparation of financial statements;
-	EDGAR services

The shares were valued at $.05 per share, which was based on the specific terms of the applicable consulting agreements, and booked pro rata due to the service periods.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Results of Operations for the years ended December 31, 2009 and 2008

Revenues

Our revenues were $91,234 and $97,927 for the years ended December 31, 2009 and 2008, respectively. We generated our revenues from logistics services, including transportation and sub-leasing the warehouse.
The decrease in sales by $6,693 during the year of 2009 was due to the impact from global financial crisis, which had significant impact on our revenues in 2009.

Expenses

Operating expenses for the year ended December 31, 2009 were $205,501, compared to the operating expenses of $80,088 for the year ended December 31, 2008. The increase in expenses during the year of 2009 was primarily attributable to the non-cash consulting expenses of $115,000 as a result of the issuance of 5,800,000 shares of common stock for services in connection with general management consulting and advisory services including, but not limited to, the following:

-	Advise on matters relating to the structure, management, and operation of the Company and its subsidiaries;
-	The preparation and implementation of a new business plan (namely logistic services) and a future growth strategy;
-	Advise on procedures, regulations, and compliance of a public listed company;
-	Assistance with preparation of applicable filings with the SEC;
-	Assistance with preparation of financial statements;
-	EDGAR services

The shares were valued at $.05 per share, which was based on the specific terms of the applicable consulting agreements, and booked pro rata due to the service periods.

We expect cash outlays for professional fees to increase to around $20,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once we file a registration statement to become a reporting company.

Any change in our revenues or operating expenses would have a material effect on our net income (loss). We anticipate that our net profit or loss, and operating profit or loss, will begin to vary widely from time to time once we expand our operations. The expansion would cause a growth in both our revenues and operating expenses because we would purchase more supplies and equipments to support such expansion. On the other hand, we may be able to achieve economies of scale, thereby increasing our revenues at a higher growth rate than our expenses.  However, a decline in economic conditions or consumer spending could create a decline in revenues, which would also cause our net profit or loss to vary widely from time to time.  While a declining economic trend is possible, we cannot certainly estimate the extent of the impact such decline may have.

Income Taxes

We had income taxes of $2,414 and $2,591 for the years ended December 31, 2009 and 2008, respectively, due to the income generated from Zhe Lian. Effective from January 1, 2008, we were subject to the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), pursuant to which the income tax was imposed on 10% of sales revenue at a unified income tax rate of 25%, regardless net income (loss).

No provision for deferred tax assets or liabilities has been made, since the Company has no material temporary difference between the tax bases of assets and liabilities and their carrying amounts.

Income/Losses

We had net losses of $213,298 and $79,743 for the years ended December 31, 2009 and 2008, respectively. The increase in net loss during the year of 2009 was due primarily to the increase in selling general and administrative expenses, resulting from the non-cash consulting expenses of $115,000 as a result of the issuance of 5,800,000 shares of common stock for services in connection with general management consulting and advisory services including, but not limited to, the following:

-	Advise on matters relating to the structure, management, and operation of the Company and its subsidiaries;
-	The preparation and implementation of a new business plan (namely logistic services) and a future growth strategy;
-	Advise on procedures, regulations, and compliance of a public listed company;
-	Assistance with preparation of applicable filings with the SEC;
-	Assistance with preparation of financial statements;
-	EDGAR services

The shares were valued at $.05 per share, which was based on the specific terms of the applicable consulting agreements, and booked pro rata due to the service periods.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

During the nine months ended September 30, 2010  and 2009

Cash flows provided by operating activities were $31,026 for the nine months ended September 30, 2010, compared to cash flows of $57,054 used in operating activities during the same period ended September 30, 2009. Positive cash flows during the nine months ended September 30, 2010 were due primarily to the net loss of $136,735 offset by the non-cash consulting expenses of $175,000, plus the increase in other payable by $8,873. Negative cash flows during the nine months ended September 30, 2009 were due primarily to the net loss of $57,583.

We had no cash flows from investing activities during the nine months ended September 30, 2010 and 2009.

We had no cash flows from financing activities during the nine months ended September 30, 2010 and 2009.

During the years ended December 31, 2009 and 2008

Cash flows used in operating activities were $58,557 and $46,270 for the years ended December 31, 2009 and 2008, respectively. Negative cash flows during the year ended December 31, 2009 were due primarily to the net loss of $213,298, offset by the non-cash consulting expenses of $115,000, and the increase in account payable and other payable by $8,051 and $31,238, respectively. Negative cash flows during the year ended December 31, 2008 were due primarily to the net loss of $54,154.

We had no cash flows from investing activities during the years ended December 31, 2009 and 2008.

We had no cash flows from financing activities during the years ended December 31, 2009 and 2008.

Overall, we have funded our cash needs from inception through September 30, 2010 with a series of debt and equity transactions, primarily with related parties. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on operations and financial condition.

We had cash of $315,844 on hand as of September 30, 2010. Currently, we have enough cash to fund our operations for about six months. This is based on current working capital and projected revenues. Also, if the projected revenues fall short of needed capital, we may not be able to sustain our capital needs. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. Our current level of operations would require capital of approximately $300,000 per year starting in 2011. Modifications to our business plans may require additional capital for us to operate. For example, if we are unable to raise additional capital in the future we may need to curtail our services offer or limit our marketing efforts to the most profitable geographical areas. This may result in lower revenues and market share for us. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us.

On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from this offering will also be used to market our services as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

·	Curtail new services launch
·	Limit our future marketing efforts to areas that we believe would be the most profitable.

Demand for the services will be dependent on, among other things, market acceptance of our logistic services, logistic market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from our logistic services, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We are a full-service warehousing, transportation, and logistical center providing our customers with full logistic services. We plan to strengthen our position in these markets. We also plan to expand our operations through aggressively marketing our products and our concept.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to interest rate changes.

Critical Accounting Policies

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Such estimates include but are not limited to depreciation, taxes, and contingencies.  Actual results could differ from those estimates.  The financial statements above reflect all of the costs of doing business.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the customers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable and collection is reasonably assured.

Cost of sales

Cost of sales consists primarily of transaction cost which is directly attributable to the products and the provision of services.

Off-Balance Sheet Arrangements

Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

	an obligation under a guarantee contract,

	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,
	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or


any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Item 3. Description of Property

We lease a 9,176 square meter building located at 100 Zeng Cha Road East Side, Guang-Qing Highway. The rental amount is RMB 495,000 ($72,717) for the nine months ended September 30, 2010. The lease agreement is attached as Exhibit 10.2.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table shows information as of December 8, 2010 with respect to each beneficial owner of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned[1]	Percent of Class
Linsen Chen 17F—A Ruixin Building No.25 Gaoxin Road Xian Shanxi, P.R. China 710075	9,750,000	11.36%
Wanwen Su[2] Room 401, E2 Jingui Yuan 1000 Jiefang Bei Road Guangzhou, Guangdong, P.R. China	51,750,000	60.31%
Xinye Zhang[3] 202, 35th Building 33Tianhe Road Yuexiu District Guangzhou, Guangdong, P.R. China	10,000,000	11.66%
Greentree Financial Group, Inc.[4] 7951 SW 6th Street, Suite 216 Plantation, FL 33324	5,800,000	6.76%
All Officers and Directors as a Group (2 persons)	61,750,000	71.97%

[1] Based on 85,800,000 issued and outstanding shares of common stock.

[2] Wanwen Su is the President and CEO of the Company and has served as such since inception.

[3] Xinye Zhang is CFO of the Company and has served as such since inception.

[4] Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Group, Inc. Mr. Cottone and Mr. Bongiovanni share equal voting power over the investments of Greentree Financial Group, Inc. Greentree Financial Group, Inc. receive 5,800,000 shares of our common stock for consulting services that consist of assisting in the preparation of this Form 10 registration statement, compliance with state Blue Sky regulations, selection of independent transfer agent and Edgar services.

Changes in Control

None

Item 5. Directors, Executive Officers, Promoters and Control Persons

A list of current officers and directors appears above. The directors of the Company are elected annually by the shareholders. The officers serve at the discretion of the Board of Directors. The Board of Directors may authorize and establish reasonable compensation of the Directors for services to the Corporation as Directors, including, but not limited to attendance at any annual or special meeting of the Board.  There are no employment contracts or any arrangements to compensate any officer who resigns, retires or is terminated or such occurs as a result of a change in control of the Company.

NAME                                AGE                     POSITION                                           DATE OF APPOINTMENT

Wanwen Su                           38                       President, Director, CEO                    October 6, 2009

Xinye Zhang                         33                       CFO & Treasurer                                  October 6, 2009

Wanwen Su

Ms. Wanwen Su has been a Director since our inception in October 2009. Ms. Su will serve as a director until our next annual shareholder meeting, or until a successor is elected and accepts the position. Ms. Su devotes approximately 5 hours per week to our company. Ms. Su’s business experience over the last five years has consisted of the following:

Ms. Su was a partner of Chengkai Logistics Co Ltd., a corporation organized under the laws of the Peoples’ Republic of China (“Chengkai”) since its inception in 2004. Chengkai is a company specializing in logistical services for car manufacturers, car components, food assortments, chemicals, paper, and machinery in China. On February 18, 2009, a Plan of Exchange (the “Exchange”) was executed between and amongst China Logistics Inc., a publicly reporting company (“China Logistics”), Chengkai, and the shareholders of Chengkai, pursuant to which 50,000,000 shares of China Logistics’ common stock were issued to the stockholders of Chengkai in exchange for 100% of the capital stock of Chengkai. Thereafter, Chengkai became China Logistics’ wholly-owned subsidiary, and Ms. Su was appointed as President, Chief Executive Officer and Director of China Logistics since February 17, 2009.

Ms. Su graduated from Guangzhou Jinan University with a degree in Accounting. She has strong experience in the marketing and sales of luxury goods and has established herself as a strong presence in the logistics business.

Xinye Zhang

Ms.Zhang graduated from Xinan Nation University with a degree in Economic Law. She previously worked as Legal department supervisor in Guangdong Securities Co., Ltd. Currently she works as department supervisor in Guangdong Lianhe Electronic Co., Ltd since 2007.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control persons of our company has been involved during the last five years in any of the following events that are material to an evaluation of his ability or integrity:

Bankruptcy petitions filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

Conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring or suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

Being found by a court of competition jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Item 6. Executive Compensation
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year (Interim Period)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Wanwen Su, Director, President, & CEO	2009 2010	- -	- -	- -	- -	- -	- -	- -	$0 $0
Xinye Zhang, Treasurer CFO	2009 2010	- -	- -	- -	- -	- -	- -	- -	$0 $0

Item 7. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

None

Director Independence

Our director, Ms. Wanwen Su, is employed by us as President and CEO of the Company. We do not believe this director is independent under any definition of independence of a national securities exchange or of quotation system which has requirements that a majority of the board of directors be independent. We have not previously registered shares of our Common Stock under The Securities Act of 1933 or The Securities Exchange Act of 1934. Furthermore, shares of our Common Stock are not currently listed on any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be independent. We, therefore, have not in the past been governed by specific corporate governance guidelines or rules imposing independence requirements on the composition of the Board of Directors. If we initiate quotation of our securities on an inter-dealer electronic quotation service or a national securities exchange, we will, at that time, reevaluate our Board of Directors independence in light of applicable corporate governance guidelines and rules and corporate best practices.

Item 8. Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 392 record holders of our common stock as of December 8, 2010.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the development of our business.

Equity Compensation Plan and Stock Option Plan Information

The Company, at the current time, has no stock option plan or any equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

We issued 5,800,000 common shares to Greentree Financial Group, Inc. for its consulting services rendered to the Company that consist of assisting in the preparation of this Form 10, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. The shares were issued at $.05 per share.   We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.  A copy of the consulting agreement between Greentree Financial Group, Inc. and ourselves is attached hereto as Exhibit 10.3.

In connection with POE we issued 80,000,000 shares to the Zhe Lian Shareholders. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation S. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing the shares indicating the stock cannot be resold unless registered or an exemption from registration is available; (3) the offerees were sophisticated investors familiar with our company and stock-based transactions; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between the offeree and our management; (7) the sale was made offshore to a Chinese national. The Plan of Exchange is attached as exhibit 10.1.

Secured Promissory Notes

None.

Item 11. Description of Registrant’s Securities

Common Stock

Our company is authorized to issue 150,000,000 shares of common stock with a $0.001 par value and as of December 8, 2010 we had 85,500,000 shares of common stock issued and outstanding and owned by 392 shareholders of record.

Our company is authorized to issue 50,000,000 shares of preferred stock with a $0.001 par value and as of December 8, 2010 we had zero shares of preferred stock issued and outstanding.

Voting Rights

Holders of the shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available thereof.

Liquidation Rights

Upon any liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar and Transfer Agent

Guardian Registrar & Transfer, Inc., 7951 S.W. 6th Street, Suite 216, Plantation, FL 33324 is our transfer agent and registrar of our common stock. Its telephone number is (954) 915-0105.

Item 12. Indemnification of Directors and Officers

The Company will indemnify to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as in effect at the time of the determination, any current or former director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee, or agent of the Company, or any of its subsidiaries, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe that the director’s or officer’s conduct was unlawful; provided, however, that the Company will not be required to indemnify any director or officer in connection with any proceeding (or part thereof): (i) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents, or (ii) charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, unless: (A) such indemnification is expressly required to be made by law; (B) the proceeding was authorized by the Board of Directors of the Company; or (C) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Title 7 of the  Nevada Revised Statutes pertaining to Chapter 78 of the Nevada Revised Statutes. The rights of indemnification provided in this Item 4 will be in addition to any rights to which any such person may otherwise be entitled under any certificate or articles of incorporation, bylaw, agreement, statute, policy of insurance, vote of stockholders or Board of Directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

Item 13. Financial Statements and Supplementary Data

Audited consolidated balance sheets as of December 31, 2009 and 2008, audited consolidated statements of operations for the years ended December 31, 2009 and 2008, audited consolidated statements of stockholders’ equity as of December 31, 2009 and 2008, and audited consolidated statements of cash flows for the year ended December 31, 2009 and 2008 are filed at the end of the Form 10.

Filed at the end of this Form 10 also includes unaudited consolidated balance sheet as of September 30, 2010, unaudited consolidated statements of operations for the three and nine months ended September 30, 2010 and 2009, and unaudited consolidated statements of cash flows for the nine months ended September 30, 2010 and 2009.

Item 14. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since inception on October 6, 2009, our principal independent accountant has neither resigned, declined to stand for re-election, nor been dismissed by our directors.

Item 15. Financial Statements and Exhibits

Set forth below are the following financial statements for our company for the years ended December 31, 2009 and 2008 and the three and nine months ended September 30, 2010 and 2009 (unaudited).

Unaudited Consolidated Balance Sheet as of September 30, 2010	F-9
Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and 2009	F-10
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	F-11
Notes to Unaudited Consolidated Financial Statements for the nine months ended September 30, 2010 and 2009	F-12

Index to Exhibits

The following exhibits are filed as a part of this Form 10 Registration Statement:

Exhibit No.	Description

3.1	Articles of Incorporation of Worldwide Transportation Inc.
3.2	Bylaws of Worldwide Transportation Inc.
4	Form of Stock Certificate
10.1	Plan of Exchange between Worldwide Transportation Inc. and Guangzhou Zhe Lian Transportation Company Ltd.
10.2	Lease Agreement
10.3	Consulting agreement with Greentree Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Worldwide Transportation Inc.

By:	/s/ Wanwen Su
Wanwen Su, President, Director, Secretary and CEO
December 8, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Worldwide Transportation, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Worldwide Transportation, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ending December 31, 2009 and 2008. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Transportation, Inc. and Subsidiary as of December 31, 2009 and 2008 and the results of its operations and its cash flows for years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9, the Company has suffered recurring losses and accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lake & Associates CPA’s LLC
Lake & Associates CPA’s LLC
April 29, 2010

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Audited Consolidated Balance Sheets
As of December 31, 2009 and 2008

ASSETS
	As of December 31,
	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$279,035	$337,873
TOTAL CURRENT ASSETS	279,035	337,873

TOTAL ASSETS	279,035	337,873

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Account payable	16,110	8,061
Other payables	31,565	327
Tax payable	869	418
TOTAL CURRENT LIABILITIES	48,544	8,806

TOTAL LIABILITIES	48,544	8,806

STOCKHOLDERS' EQUITY
Preferred stock (par value $.001, 50,000,000 shares authorized,	-	-
none of which issued and outstanding
as of December 31, 2009 and 2008)
Common stock (par value $.001, 150,000,000 shares authorized,	85,800	80,000
85,800,000 and 80,000,000 shares issued and outstanding
as of December 31, 2009 and 2008, respectively)
Additional paid in capital	407,099	122,899
Deferred compensation	(175,000)	-
Statutory reserves	62,667	62,667
Accumulated other comprehensive income (loss)	77,155	77,433
Accumulated (deficit)	(227,230)	(13,932)
TOTAL STOCKHOLDERS' EQUITY	230,491	329,067

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$279,035	$337,873

The accompanying notes are an integral part of these financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Audited Consolidated Statements of Operations
For the years ended December 31, 2009 and 2008

	2009	2008

Revenues
Sales	$91,234	$97,927
Cost of sales	96,617	94,991
Gross profits	(5,383)	2,936

Operating expenses
Selling General and Administrative	205,501	80,088
Income (Loss) from Operations	(210,884)	(77,152)

Income taxes	2,414	2,591

Net Income (Loss)	(213,298)	(79,743)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	(278)	25,589

Comprehensive income (loss)	$(213,576)	$(54,154)

Earnings (loss) per share
Basic & diluted	**	**

Weighted average number of shares outstanding
Basic & diluted	81,095,556	80,000,000

** Less than $.01

The accompanying notes are an integral part of the financial statements

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Audited Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(213,298)	$(79,743)
Common stock issued for services rendered	115,000
Adjustments to reconcile net income (loss) to
net cash (used in) operating activities:
Prepaid expenses
Tax payable	451	(20)
Account payable	8,051	7,916
Other payable	31,238	(12)
NET CASH (USED IN) OPERATING ACTIVITIES	(58,557)	(71,859)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(281)	25,785

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(58,838)	(46,074)

CASH AND CASH EQUIVALENTS:
Beginning of period	337,873	383,947
End of period	$279,035	$337,873

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$2,325	$2,611

The accompanying notes are an integral part of these financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Audited Consolidated Statement of Stockholders' Equity
For the years ended December 31, 2009 and 2008

								Accumulated
	Preferred Stock		Common Stock		Addition Paid in	Deferred	Statutory	Other Comprehensive	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Compensation	Reserves	Income (Loss)	(Deficit)

Balances, January 1, 2008	-	$-	80,000,000	$80,000	$122,899		$62,667	$51,844	$65,811	$383,221
Net Income(Loss) for the year									(79,743)	(79,743)
Other comprehensive income								25,589		25,589
Balances, December 31, 2008	-	$-	80,000,000	$80,000	$122,899		$62,667	77,433	(13,932)	$329,067

Common stock issued for services rendered			5,800,000	5,800	284,200					290,000
Deferred compensation						(175,000)				(175,000)
Net Income(Loss) for the year									(213,298)	(213,298)
Other comprehensive income								(278)		(278)
Balances, December 31, 2009	-	$-	85,800,000	$85,800	$407,099	$(175,000)	$62,667	77,155	(227,230)	$230,491

The accompanying notes are an integral part of these financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARES ENDED DECEMBER 31, 2009 AND 2008
(STATED IN US DOLLARS)

1.	ORGANIZATION AND BUSINESS BACKGROUND

Worldwide Transportation Inc. (“the Company”) was incorporated on October 6, 2009 in the State of Nevada as Worldwide Transportation Inc. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

On October 22, 2009, the Company (“Worldwide”) entered a Plan of Exchange (the “Agreement”) between the Company and Guanzhou Zhe Lian Transportaion Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Zhe Lian”). Pursuant to the Plan of Exchange, Worldwide desires to acquire Zhe Lian and the shareholders of Zhe Lian (the “Zhe Lian Shareholdrs”) desire that Zhe Lian be acquired by Worldwide. Worldwide would acquire 100% of the capital stock of Zhe Lian in exchange for an issuance by Worldwide of 80,000,000 new shares of Common Stock of Worldwide to Zhe Lian. The above issuance will give Zhe Lian a “controlling interest” in Worldwide representing 100% of the issued and outstanding shares of Common Stock. The transaction will immediately close upon the approval and adoption by the Board of Directors of Worldwide and Zhe Lian, respectively. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue code (IRC) sections 354 and 368.

The Exchange and the Transfer have been respectively accounted for as reverse acquisition and recapitalization of the Company and Zhe Lian whereby Zhe Lian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer) under the Exchange. The audited condensed consolidated financial statements are in substance those of Zhe Lian, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the respective consummation dates of the Exchange and the Transfer.

Guangzhou Zhelian Transportation Co., Ltd. is organized and existing under the laws of the People’s Republic of China (the “PRC”), which was incorporated on June 16th, 1998. The Company is a transportation company specializing as highway, rail transportation, storage service and warehouse leasing. The Company’s customers include national transport enterprises from all over China.

The Company and Zhelian, its wholly-owned subsidiary are hereinafter referred to as (the "Company").

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Such estimates include but are not limited to depreciation, taxes, and contingencies.  Actual results could differ from those estimates.  The financial statements above reflect all of the costs of doing business.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, Zhelian.

All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARES ENDED DECEMBER 31, 2009 AND 2008
(STATED IN US DOLLARS)

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the customers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable and collection is reasonably assured.

Cost of sales

Cost of sales consists primarily of transaction cost which is directly attributable to the products and the provision of services.

Operating, General and administrative expenses

Operating, general and administrative expenses mainly consist of salaries, rent paid, water and electric bills, office expenses, entertainment, and traveling expense which are incurred at the administrative level.

Income taxes

The Company adopts the ASC Topic 740, “Income Taxes” regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended December 31, 2009 and 2008, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2009 and 2008, the Company did not have any significant unrecognized uncertain tax positions.

The Company conducts major businesses in the PRC and is subject to tax in this jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the foreign tax authority.

Foreign currencies translation

The reporting currency of the Company is the United States dollar (“U.S. dollars”).  Transactions denominated in currencies other than U.S. dollar are calculated at the average rate for the period.  Monetary assets and liabilities denominated in currencies other than U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date.  The resulting exchange differences are recorded in the other expenses in the statement of operations and comprehensive income.

The Company’s subsidiary maintains its books and records in its local currency, the Renminbi Yuan (“RMB”), which is functional primary currency of the economic environment in which its operations are conducted.  In general, for consolidation purposes, the Company translates the subsidiary’s assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of operations is translated at average exchange rates during the reporting period.  Adjustments resulting from the translation of the subsidiary’s financial statements are recorded as accumulated other comprehensive income.

Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income as defined includes all changes in equity during the year from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation.  This comprehensive income is not included in the computation of income tax expense or benefit.

Segment reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable segment.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARES ENDED DECEMBER 31, 2009 AND 2008
(STATED IN US DOLLARS)

Recently issued accounting pronouncements

FASB Accounting Standards Codification
(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the year ended December 31, 2009.   As a result of the Company’s implementation of the Codification during the year ended December 31, 2009, previous references to new accounting standards and literature are no longer applicable. In the current annual financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles – Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s financial statements.

Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. Any excess or shortfall for buyouts of noncontrolling interests in mature restaurants is recognized as an adjustment to additional paid-in capital in stockholders’ equity. Any shortfall resulting from the early buyout of noncontrolling interests will continue to be recognized as a benefit in partner investment expense up to the initial amount recognized at the time of buy-in. Additionally, operating losses can be allocated to noncontrolling interests even when such allocation results in a deficit balance (i.e., book value can go negative).  The Company presents noncontrolling interests (previously shown as minority interest) as a component of equity on its consolidated balance sheets. Minority interest expense is no longer separately reported as a reduction to net income on the consolidated income statement, but is instead shown below net income under the heading “net income attributable to noncontrolling interests.” The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities – Amended
(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company will adopt SFAS No. 167 in fiscal 2010 and does not anticipate any material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards or pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARES ENDED DECEMBER 31, 2009 AND 2008
(STATED IN US DOLLARS)

3.	RELATED PARTY TRANSACTIONS

As of December 31, 2009, there are no related party transactions.

4.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended December 31, 2009 and 2008 are summarized as follows:

Cash paid during the year ended December 31, 2009 and 2008 for interest and income taxes:

  2009                       2008
Income Taxes                                     $ 2,325                   $ 2,611
Interest                                               $      -0-                   $     -0-

5.	CAPITAL STOCK

a) Authorized Stock

The company has authorized 150,000,000 common shares with a par value of $0.001 per share. Each common share shall entitle the holder to one vote, in person or proxy on any matter on which action of the stockholder of the corporation is sought. The company has authorized 50,000,000 shares of preferred stock with a par value of $0.001 per share. The holders of preferred stock have no rights except as determined by the Board of Directors of the company and/or provided by applicable law of the State of Nevada.

b) Share Issuances

On October 22, 2009, the Company issued 80,000,000 shares to Zhe Lian pursuant to the Plan of Exchange (see Note 1).

On June 23, 2009, the Company signed a Service Agreement with Greentree Financial Group (“Greentree”), a Florida Corporation. The term of this Agreement shall commence on June 23, 2009 and end on June 22, 2010. This Agreement may be renewed upon mutual written agreement of the parties involved. Pursuant to the agreement, the Company agreed to compensate Greentree for its services rendered by the issuance of 5,800,000 shares of common stock. The 5,800,000 shares of common stock were valued at $.05 per share based on the specific terms of the applicable consulting agreements. The Company calculated the cost of $290,000 at its fair value and recognized $115,000 to the consolidated statements of operations for the year ended December 31, 2009. As of December 31, 2009, the unrecognized cost is recorded as deferred compensation amounting to $175,000.

6.	COMMITMENTS AND CONTINGENCIES

In September, 2007, the company entered an operating lease agreement for warehousing space (5,000 square meters) with local village. The lease begins September 1, 2007 and expires August 31, 2010. The monthly rent is $7,230 (RMB 55,000)

In June 2009, the operating lease described above was amended. According to the amended lease, the warehousing space was expanded to 9,176 square meters on the same location. The amended lease begins June 24, 2009 and expires July 30, 2020.  From June 24, 2009 to July 31, 2009, monthly rent is $12,454 (RMB 86,530).  From August 1, 2009 to July 31, 2012, monthly rent is $14,316 (RMB 99,468).  From August 1, 2012 to July 31, 2015, monthly rent is $16,468 (RMB 114,425).  From August 1, 2015 to July 31, 2018, monthly rent is $18,938 (RMB 131,584).  From August 1, 2018 to July 31, 2020, monthly rent is $21,777 (RMB 151,312).

7.	INCOME TAX

The Company generated its income from a subsidiary operating in the PRC for the years ended December 31, 2009 and 2008. Effective from January 1, 2008, the Company is subject to the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), pursuant to which the income tax was imposed on 10% of sales revenue at a unified income tax rate of 25%, regardless net income (loss).

No provision for deferred tax assets or liabilities has been made, since the Company has no material temporary difference between the tax bases of assets and liabilities and their carrying amounts.

8.	CONCENTRATION OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the year ended December 31, 2009 and 2008, 100% of the Company’s assets were located in the PRC and 100% of the Company’s revenues and purchases were derived from customers and vendors located in the PRC.

The Company had seven customers that individually comprised 98% and 97% of net revenue for the year ended December 31, 2009 and 2008, respectively.

As of December 31, 2009

Customers	Revenues
Customer A	$9,908	11%
Customer B	9,908	11%
Customer C	9,908	11%
Customer D	9,908	11%
Customer E	9,908	11%
Customer F	28,072	31%
Customer G	11,559	13%

Total:	$89,169	98%

As of December 31, 2008

Customers	Revenues
Customer A	$10,363	11%
Customer B	10,363	11%
Customer C	10,363	11%
Customer D	10,363	11%
Customer E	17,271	17%
Customer F	25,907	25%
Customer G	10,363	11%

Total:	$94,993	97%

(b)	Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(c)	Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARES ENDED DECEMBER 31, 2009 AND 2008
(STATED IN US DOLLARS)

9.	GOING CONCERN UNCERTAINTIES

These consolidated financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of December 31, 2009, the Company had an accumulated deficit of $227,230. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows.  The actions involve certain cost-saving initiatives and growing strategies, including (a) reductions in headcount and corporate overhead expenses; and (b) expansion into new market.  Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations through December 31, 2010.  As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

10.	SUBSEQUENT EVENTS

We evaluated subsequent events through the date and time our financial statements were issued on April 29, 2010. There are no subsequent events through April 29, 2010.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Unaudited Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009

ASSETS

	September 30, 2010	December 31, 2009
CURRENT ASSETS
Cash and cash equivalents	$315,844	$279,035
TOTAL CURRNET ASSETS	315,844	279,035

TOTAL ASSETS	315,844	279,035

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Account payable	-	16,110
Other payables	40,450	31,565
Tax payable	933	869
TOTAL CURRENT LIABILITIES	41,383	48,544

TOTAL LIABILITIES	41,383	48,544

STOCKHOLDERS' EQUITY
Preferred stock (par value $.001, 50,000,000 shares authorized,	-	-
none of which issued and outstanding as of September 30, 2010 and December 31, 2009
Common stock (par value $.001, 150,000,000 shares authorized,	85,800	85,800
85,800,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009
Additional paid in capital	407,099	407,099
Deferred compensation	-	(175,000)
Statutory reserves	62,667	62,667
Accumulated other comprehensive income (loss)	82,859	77,155
Accumulated (deficit)	(363,964)	(227,230)
TOTAL STOCKHOLDERS' EQUITY	274,461	230,491

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$315,844	$279,035

The accompanying notes are an integral part of these financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Operations
For the Three and Nine Months ended September 30, 2010 and 2009

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenues
Sales	$49,642	$21,581	$159,717	$62,795
Cost of sales	24,366	24,155	72,717	72,451
Gross profits	25,276	(2,574)	87,000	(9,656)

Operating expenses
Selling General and Administrative	20,580	18,607	219,511	46,267
Income (Loss) from Operations	4,696	(21,181)	(132,511)	(55,923)

Other income (expenses)
Finance income (costs)	1	-	2	1
Total other income (loss)	1	-	2	1

Income (loss) from Operations	4,697	(21,181)	(132,509)	(55,922)

Income taxes	1,830	571	4,225	1,661

Net Income (Loss)	2,867	(21,752)	(136,734)	(57,583)

Other comprehensive income (loss)
Foreign currency translation gain (loss)	4,060	119	5,704	(315)

Comprehensive income (loss)	$6,927	$(21,633)	$(131,030)	$(57,898)

Earnings (loss) per share
Basic	**	**	**	**

Weighted average number of shares outstanding
Basic	85,800,000	80,000,000	85,800,000	80,000,000

** Less than $.01

The accompanying notes are an integral part of the financial statements

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Cash Flows
For the Nine Months ended September 30, 2010 and 2009

	9/30/2010	9/30/2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(136,734)	$(57,583)
Common stock issued for services rendered	175,000
Adjustments to reconcile net income (loss) to
net cash (used in) operating activities:
Tax payable	47	269
Account Payable	(16,159)
Other payable	8,873	260
NET CASH (USED IN) OPERATING ACTIVITIES	31,027	(57,054)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to shareholders	-
Capital contribution	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	-

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	5,782	(322)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,809	(57,376)

CASH AND CASH EQUIVALENTS:
Beginning of period	279,035	337,873
End of period	$315,844	$280,497

The accompanying notes are an integral part of these financial statements.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(STATED IN US DOLLARS)

1.	ORGANIZATION AND BUSINESS BACKGROUND

Worldwide Transportation Inc. (“the Company”) was incorporated on October 6, 2009 in the State of Nevada as Worldwide Transportation Inc. and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

On October 22, 2009, we entered a Plan of Exchange (the “Agreement”) between the Company and Guanzhou Zhe Lian Transportaion Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Zhe Lian”). Pursuant to the Plan of Exchange, the Company desired to acquire Zhe Lian and the shareholders of Zhe Lian (the “Zhe Lian Shareholdrs”) desired that Zhe Lian be acquired by the Company. Accordingly, we acquired 100% of the capital stock of Zhe Lian in exchange for an issuance by the Company of 80,000,000 new shares of Common Stock of the Company to Zhe Lian. The above issuance gave Zhe Lian a “controlling interest” in the Company representing 100% of the issued and outstanding shares of Common Stock. The transaction immediately closed upon the approval and adoption by the Board of Directors of the Company and Zhe Lian, respectively. The parties intended that the transactions qualified and met the Internal Revenue Code requirements for a tax free reorganization, in which there was no corporate gain or loss recognized by the parties, with reference to Internal Revenue code (IRC) sections 354 and 368.

The Exchange and the Transfer have been respectively accounted for as reverse acquisition and recapitalization of the Company and Zhe Lian whereby Zhe Lian is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer) under the Exchange. The unaudited condensed consolidated financial statements are in substance those of Zhe Lian, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the respective consummation dates of the Exchange and the Transfer.

Guangzhou Zhelian Transportation Co., Ltd. is organized and existing under the laws of the People’s Republic of China (the “PRC”), which was incorporated on June 16th, 1998. The Company is a transportation company specializing as highway, rail transportation, storage service and warehouse leasing. The Company’s customers include national transport enterprises throughout China.

The Company and Zhelian, its wholly-owned subsidiary are hereinafter referred to as (the "Company").

2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Fair Value Measurements and Disclosures

(Accounting Standards Update (“ASU”) 2010-06)

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about postretirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this statement is not expected to have a material impact on our consolidated financial position or results of operation.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)
 SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s financial statements. No recognized or non-recognized subsequent events were noted.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(STATED IN US DOLLARS)

3.	RELATED PARTY TRANSACTIONS

As of September 30, 2010, there are no related party transactions.

4.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information during the nine months ended September 30, 2010 and 2009 are summarized as follows:

Cash paid during the nine months ended September 30, 2010 and 2009 for interest and income taxes:

  2010                       2009
Income Taxes                                      $4,219                    $1,523
Interest                                                $     -0-                    $     -0-

5.	COMMITMENTS AND CONTINGENCIES

In September, 2007, the company entered an operating lease agreement for warehousing space (5,000 square meters) with local village. The lease begins September 1, 2007 and expires August 31, 2010. The monthly rent is $7,230 (RMB 55,000)

In June 2009, the operating lease described above was amended. According to the amended lease, the warehousing space was expanded to 9,176 square meters on the same location. The amended lease begins June 24, 2009 and expires July 30, 2020.  From June 24, 2009 to July 31, 2009, monthly rent is $12,454 (RMB 86,530).  From August 1, 2009 to July 31, 2012, monthly rent is $14,316 (RMB 99,468).  From August 1, 2012 to July 31, 2015, monthly rent is $16,468 (RMB 114,425).  From August 1, 2015 to July 31, 2018, monthly rent is $18,938 (RMB 131,584).  From August 1, 2018 to July 31, 2020, monthly rent is $21,777 (RMB 151,312).

6.	INCOME TAX

The Company generated its income from a subsidiary operating in the PRC for the three and nine months ended September 30, 2010 and 2009. Effective from January 1, 2008, the Company is subject to the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), pursuant to which the income tax was imposed on 10% of sales revenue at a unified income tax rate of 25%, regardless net income (loss).

No provision for deferred tax assets or liabilities has been made, since the Company has no material temporary difference between the tax bases of assets and liabilities and their carrying amounts.

WORLDWIDE TRANSPORTATION INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(STATED IN US DOLLARS)

7.	CONCENTRATION OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the nine months ended September 30, 2010 and 2009, 100% of the Company’s assets were located in the PRC and 100% of the Company’s revenues and purchases were derived from customers and vendors located in the PRC.

The Company had four customers contributing 68% of net revenue for the nine months ended September 30, 2010, and four customers contributing 71% of net revenue for the nine months ended September 30, 2009.

For the nine months ended September 30, 2010.

Customers		Revenues			Accounts Receivable
Customer A		$37,460	23%		$0
Customer B		26,443	17%		0
Customer C		23,798	15%		0
Customer D		20,713	13%		0

	Total:	$108,415	68%	Total:	$0

       For the nine months ended September 30, 2009

Customers		Revenues			Accounts Receivable
Customer A		$7,469	12%		$0
Customer B		7,469	12%		0
Customer C		21,162	34%		0
Customer D		8,714	14%		0

	Total:	$44,814	71%	Total:	$0

(b)	Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in RMB and a significant portion of the assets and liabilities are denominated in RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and RMB. If RMB depreciates against US$, the value of RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(c)	Economic and political risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

8.	GOING CONCERN UNCERTAINTIES

These consolidated financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of September 30, 2010, the Company had an accumulated deficit of $363,964. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows.  The actions involve certain cost-saving initiatives and growing strategies, including (a) reductions in headcount and corporate overhead expenses; and (b) expansion into new market.  Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations through December 31, 2010.  As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.